Exhibit 99.1

MedPro Safety Products Completes Second Royalty Monetization Transaction

Issues Final $5 Million Tranche of Senior Secured Notes to Improve Balance Sheet and Fund New Product Development Programs

Lexington, KY – October 6, 2010 – MedPro Safety Products, Inc. (OTCBB: MPSP), a leading developer of transformational technologies that enable safer medication delivery and blood collection, announced today that it has completed the issuance of a final $5 million tranche of Senior Secured 14% Notes due 2016 in a private placement with institutional investors.  The terms of the Notes are the same as the Senior Secured Notes sold in the initial $25 million tranche announced on September 1.  MedPro received approximately $4.6 million in net proceeds from the transaction reported today, which was managed by Cowen and Company, LLC.

“With the closing of this transaction, we have additional financial resources to accelerate the development of our remaining product portfolio without further dilution to our shareholders,” said Craig Turner, Chairman and CEO of MedPro.  “With the proceeds from the previously announced Notes placement and the transaction reported today, as well as the retirement of all term debt, we now have approximately $17.5 million available to execute our plan.  Our goal is to generate revenue from at least one of the four products remaining in our portfolio by the end of 2011.  All four of the products provide distinct advantages to both the patient and the caregiver including a higher level of safety without modifying application procedure.  The response we have received from major global medical supply companies to our products has been exceptionally strong and we are actively pursuing negotiations that would position us to begin generating returns to our shareholders,” Mr. Turner concluded.

About MedPro Safety Products, Inc.

Headquartered in Lexington, Kentucky, MedPro Safety Products, Inc. is a leading developer of safer medication delivery and blood collection systems.  The Company licenses, develops and manufactures transformational technologies marketed through its global medical device partners.  MedPro’s products address multiple product categories within the medical delivery (injection and infusion) and blood collection (blood collection sets and blood tube holders) markets.  These products are considered the most passively available on the market as they require little or no clinician training as compared to competitive products.  The total global market opportunity currently addressed by the Company is believed to be in excess of $6 billion.  For additional information, please refer to the ‘Investor Relations’ link on the Company’s website (http://www.medprosafety.com).

Exhibit 99.1

Safe Harbor Statement
This release includes forward-looking statements based upon current expectations of the management of MedPro Safety Products, Inc. that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward- looking statements as a result of a number of factors, including our ability to identify and acquire medical safety device safety technologies with product development potential; our ability to successfully develop and bring products to market, including obtaining regulatory approvals; our ability to successfully increase sales of our products; our ability to obtain additional financing on satisfactory terms; our ability to attract and retain qualified employees; and governmental regulation associated with the medical safety products industry. Words such as "anticipate," "estimate," "plan," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could," and similar expressions are used to identify forward-looking statements. We refer you to the more detailed discussion of risks and uncertainties under "Risk Factors" in our Annual Report on Form 10-K and our other reports on file with the Securities and Exchange Commission.

Contact Information:
Investor Contact:
Doug Sherk/Courtney Dugan
EVC Group
415-896-6820

Media Contact:
Steve DiMattia
EVC Group
646-201-5445